UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2015

Applied DNA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36745 (Commission File Number)	59-2262718 (IRS Employer No.)

50 Health Sciences Drive

Stony Brook, New York 11790

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:

631-240-8800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 11, 2015, Applied DNA Sciences, Inc., a Delaware corporation (“we,” “us” or the “Company”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Vandalia Research, Inc., a West Virginia corporation (“Vandalia”), and Derek A. Gregg, Vandalia’s Chief Executive Officer and a director of Vandalia, providing for the purchase of substantially all the assets (“Assets”) of Vandalia. We completed the acquisition of such Assets on the same date (“Vandalia Asset Acquisition”). The Vandalia Assets relate to the business of producing specific, high-quality DNA sequences with the polymerase chain reaction production system known as Triathlon™ , including machinery, equipment, inventory, registered and other intellectual property, including patents, trademarks, trade secrets, domain names, copyrights and rights to software, and customer contracts. The Assets also include Vandalia’s rights under a patent license agreement between Marshall University Research Corporation (“Marshall”) and Vandalia pursuant to which we will pay to Marshall a royalty of one percent (1%) of the net revenues received by us from the sale of the licensed product. The purchase price for the Assets was $1,500,000, which amount was determined through arms-length negotiation. Of this amount, $500,000 was placed in an escrow account for a period of nine (9) months following the closing to satisfy Vandalia’s indemnification obligations with $350,000 of this amount less the amount of any indemnification claims paid out of escrow to be released after sixty (60) days. Vandalia and Derek Gregg agreed not to compete with us and not to solicit our employees or customers for a period of five (5) years following the closing. Derek Gregg also entered into a consulting agreement with us for a term of twelve (12) months subject to earlier termination by either party upon thirty (30) days’ notice. Pursuant to the Asset Purchase Agreement, we entered into a month to month sublease with Vandalia of approximately 5,000 square feet at Vandalia’s office facility at an aggregate monthly rent of $5,416. Purchase orders of $237,000 were assigned by Vandalia to us. Prior to the Vandalia Asset Acquisition, we were a customer of Vandalia, paying approximately $230,300 during fiscal 2014.

The foregoing descriptions of the Asset Purchase Agreement and the Vandalia Asset Acquisition do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Asset Purchase Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Asset Purchase Agreement is being filed as an exhibit hereto solely to provide security holders with information regarding its terms. It is not intended to provide any other factual, business or operational information about the parties thereto or any of their subsidiaries or affiliates. The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of such Asset Purchase Agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to important qualifications and limitations agreed upon by the contracting parties, including, to the extent agreed by the parties, being qualified by disclosures: (i) exchanged between the parties in connection with the execution of the Asset Purchase Agreement and/or (ii) contained in the disclosure schedules to the Asset Purchase Agreement. The representations and warranties may have been made for the purpose of allocating risk among the parties to the Asset Purchase Agreement. The representations and warranties may also be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to security holders. For the foregoing reasons, security holders should not rely on the representations, warranties and covenants contained in the Asset Purchase Agreement, or any description thereof, as characterizations of the actual state of facts or circumstances or conditions of the Company or Vandalia or any of their subsidiaries or affiliates. Security holders are not third-party beneficiaries under the Asset Purchase Agreement. Moreover, information concerning the subject matter of the covenants, representations and warranties contained in the Asset Purchase Agreement may change after the date of the Asset Purchase Agreement without notice, and such subsequent information may or may not be fully reflected in public disclosures.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements relating to the Vandalia Asset Acquisition are not included in this Current Report on Form 8-K. We will file such financial statements with the U.S. Securities and Exchange Commission in an amendment to this Current Report on Form 8-K within 71 calendar days after the date that this Current Report on Form 8-K must be filed, or by no later than November 27, 2015.

(b) Pro Forma Financial Information.

The required pro forma financial information which gives effect to the Vandalia Asset Acquisition will be included in an amendment to this Current Report on Form 8-K to be filed no later than November 27, 2015.

(d) Exhibits

2.1 Asset Purchase Agreement dated September 11, 2015 by and among Applied DNA Sciences, Inc., Vandalia Research, Inc. and Derek A. Gregg.(1)

(1) Schedules (or similar attachments) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any such omitted schedule or attachment to the U.S. Securities and Exchange Commission upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 under the Exchange Act for any schedule or attachment so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2015	APPLIED DNA SCIENCES, INC.

	By:	/s/ James A. Hayward
	Name:	James A. Hayward
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.           Description

2.1   Asset Purchase Agreement dated September 11, 2015 by and among Applied DNA Sciences, Inc., Vandalia Research, Inc. and Derek A. Gregg.(1)

(1) Schedules (or similar attachments) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any such omitted schedule or attachment to the U.S. Securities and Exchange Commission upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 under the Exchange Act for any schedule or attachment so furnished.

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